For
Immediate
Release

EPL to Acquire Stone Energy in $2.2 Billion Transaction

Creates Premier Offshore E&P Company in the Gulf of Mexico

Transaction Expected to Be Immediately Accretive to Cash Flow;
Anticipated Annual Cost Savings of Approximately $55 Million

NEW ORLEANS and LAFAYETTE, LA., June 23, 2006 - Energy Partners, Ltd. (“EPL”) (NYSE:EPL) and Stone Energy Corporation (“Stone”) (NYSE:SGY) announced today that their Boards of Directors have approved and entered into a definitive merger agreement to combine the two companies in an acquisition valued at approximately $2.2 billion, which values Stone’s equity at approximately $1.4 billion and includes refinancing approximately $800 million of Stone debt. Under the terms of the agreement, EPL will acquire all of the outstanding shares of Stone for $51.00 in cash or stock at the election of the holder, subject to a collar and other limitations as described below. Prior to entering into this agreement with EPL, Stone terminated its merger agreement with Plains Exploration and Production Company (“Plains”) (NYSE:PXP) on June 22, 2006.

The combination will create a premier offshore exploration and production company with a highly attractive portfolio of assets in the Gulf of Mexico (GOM), and the scale and scope to enhance its competitive position in all facets of the company’s operations. The transaction, which is expected to close early in the fourth quarter of 2006, is expected to be immediately accretive to EPL’s cash flow per share and to deliver significant annual cost savings of approximately $55 million, primarily through the elimination of certain administrative, transportation and other operational expenses. In addition, the combined company will benefit from the opportunity to high grade its exploration program and optimize its capital spending program.

In 2005, the combined company, on a pro forma basis, would have been the third most active driller of operated wells on the Gulf of Mexico Shelf and intends to maintain a balanced drilling program going forward. EPL anticipates that the combined company will generate significant cash flow that it intends to use for its exploration and development program and to substantially reduce debt to approximately 50% of book capitalization by the end of 2008. The company will undertake a hedging program in conjunction with its plan to reduce debt.

Richard A. Bachmann, EPL’s Chairman and Chief Executive Officer, said, “Today's announcement is a very exciting one for EPL and marks an important step forward in our strategy to become a premier Gulf of Mexico E&P company. Our combination with Stone will significantly expand our scale and opportunities in the Gulf, in addition to providing us with a low-cost entry into several of the most attractive basins in the Rocky Mountains and the Williston Basin.  Our highly complementary Gulf assets, coupled with the significant operating and administrative synergies and associated cost savings we have identified, uniquely position the combined company to generate considerable upside value for shareholders of both EPL and Stone. We are also delighted to welcome Stone’s employees onto our team. We expect that their expertise will further accelerate our ability to deliver profitable growth.”

David H. Welch, Stone’s Chief Executive Officer, said, “This transaction represents a compelling opportunity for Stone shareholders and employees alike. In addition to receiving a substantial premium, the certainty of cash and a variable exchange ratio subject to a collar, our shareholders will benefit from the long-term value the combined company will create. Our employees can look forward to being part of a larger, more competitive organization with enhanced opportunities for career growth and advancement. EPL is the right fit for us in every way, from the location and the scope of EPL’s exploration projects to its long-term strategic objectives and shared values as a Louisiana neighbor.”

On a pro forma basis, including the recently announced exercise by Stone of its preferential right to purchase additional interests in the Amberjack field at Mississippi Canyon 109/108 in the deepwater Gulf of Mexico, the combined company includes:

•
Year-end 2005 pro forma reserves of 167 million barrels of oil equivalent (Boe) comprised of approximately 52% natural gas and 48% oil. About 86% of those reserves are in the Gulf of Mexico and the Gulf Coast region and 14% are in the Rocky Mountains and Williston Basin.

•
2005 full year pro forma production of 22 million Boe with a reserve life of approximately 7.6 years. In 2006, EPL estimates that the pro forma combined company will produce approximately 24 million Boe, or a 9% increase over pro forma production in 2005.

•
An enhanced portfolio of Gulf of Mexico prospects and a greatly expanded 3-D seismic data base and inventory of undeveloped Gulf of Mexico acreage on which to pursue an aggressive exploratory drilling program.

•	Development opportunities at larger field areas including EPL’s East Bay and South Timbalier 26/41 fields and Stone’s Ewing Banks 305, Main Pass 288, South Pelto 23 and Vermilion 255 fields.
•	A sizeable inventory of prospects for exploitation and development drilling in the Rocky Mountains and Williston Basin and a growing exploratory acreage position.

The financial terms of the acquisition are the same as the terms reflected in the merger agreement delivered by EPL to Stone on June 15, 2006. Under the terms of the definitive merger agreement each share of Stone common stock will be converted into the right to receive, at the election of the holder: (i) $51.00 in cash, or (ii) EPL shares equivalent to the ratio determined by dividing $51.00 by the market price of EPL shares (based on a 20-day trading average prior to the third trading day preceding the closing), provided that the exchange ratio will not be greater than 2.525 or less than 2.066 EPL shares per Stone share. The election of cash or stock will be subject to a limit on total cash consideration of approximately $723 million (which includes $15.5 million attributable to stock options) and a limit on the total number of EPL shares issued of approximately 35 million. Assuming that shareholders receive a combination of half cash and half stock, the current value of the total consideration would be $48.25 per share based upon EPL’s closing stock price of $18.02 on June 22, 2006. Based on the June 22, 2006 closing price for EPL, the value of the offer would represent a premium of approximately 18% to Stone's closing share price on May 24, 2006, the day prior to the announcement of EPL's offer. As required under the terms of the terminated merger agreement between Stone and Plains, Plains is entitled to a break-up fee of $43.5 million, which has been advanced by EPL.

Upon the close of the transaction, the combined company, which will continue as Energy Partners, Ltd., will be headquartered in New Orleans, and Richard A. Bachmann will remain as Chairman and Chief Executive Officer. EPL’s executive management team will remain intact. EPL will maintain Stone’s locations in Lafayette and Denver and will combine the offices of both companies in Houston. EPL’s Board of Directors will be expanded to 14 members to include three directors from Stone: James H. Stone, Richard A. Pattarozzi, and Kay G. Priestly. EPL and Stone shareholders will own approximately 54% and 46% of the combined company, respectively, assuming the maximum number of shares are issued to Stone’s shareholders.

The transaction is subject to approval by both companies’ shareholders as well as customary closing conditions and regulatory approvals, including clearances under the Hart-Scott-Rodino Antitrust Improvements Act. James H. Stone, Chairman of Stone Energy Corporation, who beneficially owns approximately 5% of the outstanding shares of Stone, has agreed to vote his shares in favor of the transaction. EPL has received a commitment letter from Bank of America, N.A. and affiliates for the financing of the transaction.

Evercore Partners and Banc of America Securities LLC acted as financial advisors to EPL and Cahill Gordon & Reindel LLP acted as legal counsel. Randall & Dewey, a division of Jefferies & Company, Inc., acted as financial advisor to Stone and Vinson & Elkins LLP acted as legal counsel to Stone.

EPL will hold a conference call today, June 23, 2006, to discuss the transaction with analysts and investors at 9:30 a.m. ET / 8:30 a.m. CT. To access the conference call, please dial 888-802-8579 (U.S. dial-in) or 973-633-6740 (international dial-in) beginning at 9:15 a.m. ET / 8:15 a.m. CT and ask to be connected to the Energy Partners conference call (conference ID# 7549040). A replay of the call will be available until June 29, 2006 by dialing 877-519-4471 (U.S. dial-in) or 973-341-3080 (international dial-in) (conference ID# 7549040). Accompanying slides will be available on EPL’s website, www.eplweb.com. EPL will also webcast the call to all interested parties through its website. Please see the website for details on how to access the webcast.

About Energy Partners, Ltd.
Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

About Stone Energy Corporation
Stone is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional Shelf of the Gulf of Mexico, deep Shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin.

Forward Looking Statements & Additional Information

This press release contains forward-looking information regarding EPL and Stone that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that EPL or Stone expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

• completion of the proposed merger,
• effective integration of the two companies,
• reserve and production estimates,
• oil and gas prices,
• the impact of derivative positions,
• production expense estimates,
• cash flow estimates,
• future financial performance,
• planned capital expenditures, and
• other matters that are discussed in EPL’s and Stone’s filings with the SEC.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL’s and Stone’s filings with the SEC, including each company’s Form 10-K for the year ended December 31, 2005, for a discussion of these risks.

EPL AND STONE WILL FILE A JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING EPL, STONE AND THE ACQUISITION. A DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WILL BE SENT TO SECURITY HOLDERS OF EPL AND STONE SEEKING THEIR APPROVAL OF THE ACQUISITION.

The documents filed with the SEC by EPL may be obtained free of charge from EPL’s website at www.eplweb.com or by directing a request to: Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875. In addition, the documents filed with the SEC by Stone may be obtained free of charge from Stone website at www.stoneenergy.com or by directing a request to: Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, Attn: Kenneth Beer, (337) 237-0410. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.

EPL, Stone and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of EPL and Stone in favor of the acquisition. Information about the executive officers and directors of EPL and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement-prospectus relating to the acquisition when it becomes available. Information about the executive officers and directors of Stone and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement-prospectus relating to the acquisition when it becomes available.

Contacts

Investors:

T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)
Energy Partners Ltd.

Kenneth H. Beer (337-521-2210)
Stone Energy Corporation

Media:

Eden Abrahams / Steve Frankel (212-355-4449)
Joele Frank, Wilkinson Brimmer Katcher